AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT, dated December 16, 2007 (this “Amendment”), to the Rights Agreement, dated as of November 18, 2003 (the “Rights Agreement”), between IBT Bancorp, Inc., a Pennsylvania corporation (“Company”), and Registrar and Transfer Company, a New Jersey corporation (Rights Agent”).

WHEREAS, concurrently with the execution and delivery of this Amendment, Company, and S&T Bancorp, Inc (“Purchaser”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of Company with and into S&T Bancorp, Inc with S&T Bancorp, Inc as the surviving entity of the merger (the “Merger”), and the Board of Directors of Company has approved the Merger Agreement, the Merger, and this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that (i) prior to the Distribution Date (as defined in the Rights Agreement), Company and Rights Agent may supplement or amend any provision of the Rights Agreement (without the approval of any holders of certificates representing shares of the Common Stock of the Company) as Company deems necessary or desirable, and (ii) such an amendment will be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.         Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately before the period at the end of the definition of “Acquiring Person”:

“; provided, further, however, neither S&T Bancorp, Inc., a Pennsylvania corporation (“S&T”), nor any of its Subsidiaries, Affiliates or Associates, shall be or become an Acquiring Person as a result of the approval, execution, delivery or performance, or public announcement thereof, of the Agreement and Plan of Merger between S&T and the Company, dated as of December 16, 2007 (the “Merger Agreement”), any or all of the Voting Agreements (as defined in the Merger Agreement), or the consummation of any of the transactions contemplated thereby.”

2.         Section 7(a) of the Rights Agreement is hereby amended by replacing the section in its entirety with the following:

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Right Certificate, with the form of election to purchase and the certificate contained therein duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock of the Company (or, following the occurrence of a Triggering Event, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged as provided in Section 23 hereof, or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the first to occur of (i) through (iv) hereof (inclusive being herein referred to as the “Expiration Date”).”

3.         Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the Rights shall terminate and be of no further force and effect immediately prior to the Effective Time.

4.         This Amendment shall be governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts to be made and performed entirely within such state. If any term of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment shall be construed in order to give the maximum effect to the remaining terms and intent hereof. S&T, its Subsidiaries, Affiliates and Associates (each as defined in the Rights Agreement) are intended third party beneficiaries of the terms hereof. This Amendment may be executed in one or more counterparts, all of which shall together constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

IBT BANCORP, INC.

By:	/s/ Charles G. Urtin
Name: Charles G. Urtin Title: Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY, AS RIGHTS AGENT

By:	/s/ William P. Tatler
Name: William P. Tatler Title: Vice President

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